Exhibit 99.1

Jay S. Sidhu Appointed to the Board of Directors of Atlantic Coast Federal Corporation

WAYCROSS, Ga.--(BUSINESS WIRE)--March 26, 2010--Atlantic Coast Federal Corporation (NASDAQ:ACFC), the holding company for Atlantic Coast Bank, today announced that the Board of Directors of the Company appointed Jay S. Sidhu to its Board of Directors. His appointment expands the Board to nine members.

Commenting on behalf of the Board, Charles E. Martin, Jr., Chairman of the Board, said, "We're delighted that Jay has accepted our invitation to join the Board of Atlantic Coast Federal Corporation. Considering his strong background and extensive experience in public company operations and management, particularly in the banking sector, we believe he will be able to contribute meaningfully to the Board's work in evaluating strategic opportunities and offering guidance with respect to credit management." Martin noted that, in accordance with the Company's by-laws, Sidhu's appointment to the Board will be submitted to a vote by stockholders at the Company's upcoming annual meeting in May.

Sidhu is currently Chairman and CEO of New Century Bank, headquartered in Phoenixville, Pennsylvania and is also Chairman and CEO with Sidhu Advisors, LLC, a financial services consulting company. Previously, Sidhu served as Chairman and CEO of the Philadelphia-based Sovereign Bank, where he was employed from 1986 until 2006. Under his leadership, Sovereign Bank grew from a small thrift with less than $1 billion in assets to a nearly $90 billion institution, with a branch network of 800 locations serving customers from Maryland to New Hampshire.

Sidhu holds a master's degree in business administration from Wilkes University, Wilkes-Barre, Pennsylvania, where he currently serves as Chairman of the Board of Trustees and has endowed the Jay S. Sidhu School of Business and Leadership. Sidhu and his wife reside in Palm Coast, Florida.

Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. Today, Atlantic Coast Bank is a community-oriented financial institution serving southeastern Georgia and northeastern Florida through 12 locations, including a focus on the Jacksonville metropolitan area. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

CONTACT:
Corporate Communications, Inc.
Patrick J. Watson, 615-254-3376